UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2013

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35590	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 26, 2013, we entered into a Second Extension Agreement (the “Extension Agreement”) with The Karlsson Group, Inc. (“Karlsson”) which amended the senior first priority secured promissory note (the “Karlsson Note”) that we issued to Karlsson on August 1, 2012 and amended on April 15, 2013 in connection with our purchase of Karlsson’s 50% interest in our subsidiary American West Potash LLC. The outstanding principal balance of the Karlsson Note is approximately $115.3 million. In addition, we are currently liable to Karlsson for accrued and unpaid interest and accrued tax gross-ups totaling approximately $17.1 million which will be due on the maturity date of the Karlsson Note. In connection with the Extension Agreement, we amended, among other documents, the Karlsson Note (the “Karlsson Note Amendment”)

Under the Karlsson Note Amendment, interim principal payment of $30 million that was due on the earlier of (i) six months following completion of a definitive feasibility study and (ii) January 2, 2015 has been eliminated. The Karlsson Note Amendment requires us to place 50% of the net proceeds of the next $24 million of capital we raise (for a total of $12 million) into escrow, which funds may be released solely to fund specified development expenses for our potash project in the Holbrook Basin escrow. $2 million of the proceeds we received from our recent $5 million equity offering were placed into this escrow, reducing our remaining escrow obligation to $10 million.

Under the Karlsson Note Amendment, we are required to meet the following development milestones: (i) complete total depth on at least eight wells on or before November 1, 2013, (ii) deliver a completed and  updated final NI 43-101  resource report on or before February 1, 2014, (iii) deliver completed metallurgical and rock mechanic test work results that will be used to complete the mine and processing plant designs for the definitive feasibility study on or before June 1, 2014 and, (iv) deliver a completed and published definitive feasibility study on or before December 31, 2014.

Under the Karlsson Note Amendment, Karlsson may assign the Karlsson Note at any time to any person; previously it was assignable following the earlier of (i) September 10, 2013, (ii) an event of default under the Karlsson Note, and (iii) once we have raised at least $30.0 million of capital and there were restrictions on assignees. We also extended the term of Karlsson’s right to receive 15% of the net proceeds from the sale of the Company by six months to February 1, 2018.

The Extension Agreement contains customary lender releases and indemnification language.

In connection with the amendments to the Karlsson Group debt, we issued Karlsson a five year warrant to purchase 3,000,000 million of our common shares at $0.12 per share and amended our registration rights agreement with Karlsson to include the shares issuable upon exercise of the new warrant.  The warrant may be exercised on a cashless basis. We also reimbursed Karlsson $125,000 for its legal fees and expenses.

On June 26, 2013 we announced that we had amended our senior debt with Karlsson. The press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Gregory M. Dangler
Date: June 26, 2013		Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Identification of Exhibits

99.1	Press Release